Exhibit 10.10

SMITHFIELD FOODS, INC.

RETENTION BONUS PLAN

i

SMITHFIELD FOODS, INC.

RETENTION BONUS PLAN

On May 28, 2013, Smithfield Foods, Inc., a Virginia corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Shuanghui International Holdings Limited, a corporation formed under the laws of the Cayman Islands (“Parent”) and Sun Merger Sub, Inc., a Virginia corporation and wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent.
The Board and Compensation Committee of the Board approved a retention bonus program in connection with the Merger for certain of the Company’s officers and other key employees. This Smithfield Foods, Inc. Retention Bonus Plan (the “Plan”) implements this executive retention bonus program in the Merger Agreement. The Merger closed on September 26, 2013.
ARTICLE I
DEFINITIONS
1.1    Definitions.
Whenever the following words and phrases are used in this Plan, with the first letter capitalized, they shall have the meanings specified below.
(a)    “Affiliate” means, with respect to the Company, any other entity which, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the Company.
(b)    “Beneficiary” or “Beneficiaries” shall mean the person or persons, including a trustee, personal representative or other fiduciary, last designated in writing by a Participant in accordance with procedures established by the Plan Administrator to receive the Plan benefits in the event of the Participant’s death. No beneficiary designation shall become effective until it is filed with the Plan Administrator. Any designation shall be revocable at any time in writing filed by the Participant with the Plan Administrator with or without the consent of the previous Beneficiary. If there is no designation or if there is no surviving designated Beneficiary, then the Participant’s surviving spouse shall be the Beneficiary. If there is no surviving spouse to receive any benefits payable in accordance with the preceding sentence, the duly appointed and currently acting personal representative of the Participant’s estate (which shall include either the Participant’s probate estate or living trust) shall be the Beneficiary. In any case where there is no such personal representative of the Participant’s estate duly appointed and acting in that capacity within 90 days after the Participant’s death (or such extended period as the Plan Administrator determines is reasonably necessary to allow such personal representative to be appointed, but not to exceed 180 days after the Participant’s death), the Beneficiary shall mean the person or persons who can verify by affidavit or court order to the satisfaction of the Plan Administrator that they are legally entitled to receive the Plan benefits. If any amount is payable under the Plan to a minor, payment shall be made (a) to that person’s living parent(s) to act as custodian, (b) if that person’s parents are then divorced, and one parent is the sole custodial parent, to such custodial parent, or (c) if no parent of that person is then living, to a custodian selected by the Plan Administrator to hold the funds for the minor under the Uniform Transfers or Gifts to Minors Act in effect in the jurisdiction in which the minor resides. If no parent is living and the Plan Administrator decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within 60 days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor. Payment by the Company pursuant to this section of all benefits owed under the Plan shall terminate any and all liability of the Company.
(c)    “Board of Directors” or “Board” shall mean the Board of Directors of Smithfield Foods, Inc.
(d)    “Change in Control” shall mean the consummation of the Merger.
(e)    “Change in Control Protection Period” shall mean the period from September 26, 2013 to September 26, 2016.
(f)    “Code” shall mean the Internal Revenue Code of 1986, as amended.
(g)    “Committee” shall mean the Committee established in accordance with Article IV.
(h)    “Disability” shall mean a disability within the meaning of Code Section 409A(a)(2)(C) and U.S. Treasury Regulations Section 1.409A-3(i)(4) (or any successor provision).
(i)    “Good Reason” shall mean (a) a material diminution in the Participant’s duties or responsibilities or the duties or responsibilities of the position to whom the Participant is required to report, in either case from those in effect immediately prior to the Change in Control (if such diminution occurs during the Change in Control Protection Period), as applicable (provided, however, that solely for the Participant who is the chief executive officer of the Company immediately prior to a Change in Control (the “CEO”) and each Participant who reports directly to the chief executive officer of the Company immediately prior to a Change in Control (a “Direct Report”), after a Change in Control: (i) the fact that any such Participant ceases to hold duties or responsibilities that are specific to such Participant’s position at a public company as the Company exists immediately prior to the Change in Control, solely because the Company ceases to be a public company upon the Change in Control, shall not be considered to be a material diminution in such Participant’s duties or responsibilities hereunder), (ii) the fact that the CEO ceases to report to a board of directors of a public company shall not be considered to be a material diminution hereunder so long as such Participant reports to another governing body at least equal in status to the board of directors of the Company, and (iii) the fact that any Direct Report ceases to report to the position of CEO shall not be considered to be a material diminution hereunder so long as such Participant reports to the chief executive officer of the Company (or its successor entity after a Change in Control) or other position at least equal in status to the chief executive officer of the Company (or its successor entity after a Change in Control)); (b) a material reduction in the Participant’s annual base salary as of immediately prior to the Change in Control (if such reduction occurs during the Change in Control Protection Period), as applicable; (c) a material reduction in the Participant’s annual target bonus opportunity as of immediately prior to the Change in Control (if such reduction occurs during the Change in Control Protection Period), as applicable; or (d) the relocation of the Participant’s principal place of employment to a location more than 50 miles from the Participant’s principal place of employment immediately prior to the Change in Control (if such relocation occurs during the Change in Control Protection Period), as applicable, except for required travel on the Company’s business to an extent substantially consistent with the Participant’s business travel obligations as of immediately prior to the Change in Control. The Participant shall provide the Company with a written notice of resignation within ninety (90) days following the occurrence of the event constituting Good Reason and the Company shall have a period of thirty (30) days following its receipt of such notice in which to cure such event without such event constituting Good Reason.
(j)    “Participant” shall mean an employee of the Company who is entitled to receive a Retention Bonus by agreement or by designation by the Committee.
(k)    “Payment Date” shall mean any of the dates provided in Article IV that are applicable to the Participant.
(l)    “Plan” shall mean the Smithfield Foods, Inc. Retention Bonus Plan set forth herein, now in effect, or as amended from time to time.
(m)    “Retention Bonus” shall mean the total amount potentially payable to a Participant under the Plan as set forth in an agreement with the Participant or as designated by the Committee.
(n)    “Severance Plan” shall mean the Smithfield Foods, Inc. Change in Control Executive Severance Plan, as in effect on the Effective Date.
(o)    “Termination for Cause” or “Terminated for Cause” shall mean cessation of a Participant’s employment by the Company because the Participant has: (a) willfully and continually failed to substantially perform, or been grossly negligent in the discharge of, his or her duties to the Company or any of its subsidiaries (in any case, other than by reason of a disability, physical or mental illness or analogous condition), which failure or negligence continues for a period of 10 business days after a written demand for performance is delivered to the Participant by the Board, which specifically identifies the manner in which the Board believes that the Participant has not substantially performed, or been grossly negligent in the discharge of, his or her duties; (b) been convicted of or pled nolo contendere to a felony; or (c) materially and willfully breached any agreement with the Company, any of its subsidiaries or any Affiliate of the Company or any of its subsidiaries. No act or failure to act on the part of the Participant shall be deemed “willful” unless done, or omitted to be done, by the Participant not in good faith or without reasonable belief that the Participant’s act or failure to act was in the best interests of the Company.

ARTICLE II
PARTICIPATION
2.1    Determination of Participation
A Participant shall become a Participant in the Plan as follows:
(a)    The CEO and the five Direct Reports who participate in the Plan through a prior written agreement entered into with the Company in connection with the Board’s approval of the retention bonus program are Participants as of the date of their respective agreements.
(b)    An employee who is a Participant by designation by the Committee shall become a Participant when the Committee makes a written designation that the employee is a Participant.

ARTICLE III
RETENTION BONUS AMOUNT
3.1    Determination of Individual Retention Bonus Amounts
The Retention Bonus for a Participant who has an agreement with the Company pursuant to Section 2.1(a) shall be set forth in such agreement, and the Retention Bonus for a Participant who has been designated by the Committee pursuant to Section 2.1(b) shall be contained on one or more schedules approved by the Committee. The amount of the Retention Bonus will be provided in writing to the Participant. The determination of the amount of a Retention Bonus may be made at different times for different Participants.
3.2    Aggregate Retention Bonus Amounts
The aggregate of all Retention Bonuses for all Participants who are designated by the Committee under Section 2.1(b) shall be $23,952,075. If any Retention Bonus is forfeited by a Participant pursuant to Section 4.1, the forfeited amount is not available for allocation to any other Participant.
3.3    Effect of Retention Bonus Amount Determination.

The amount of the Retention Bonus for a Participant may not be reduced after the amount of the Retention Bonus is provided in writing to the Participant, without the Participant’s consent.

ARTICLE IV
PAYMENT OF RETENTION BONUS
4.1    Payment Schedules.
Subject to Sections 4.2 and 4.3, the Retention Bonus shall be payable in cash on the Payment Dates described below. Except as provided in Section 4.2, a Participant must be an employee of the Company or an Affiliate on the Payment Date to receive the scheduled portion of the Retention Bonus.
(a)    For a Participant who is a participant under an agreement with the Company under Section 2.1(a), the Retention Bonus shall be paid in four (4) equal installments on the following Payment Dates.
(1)    March 26, 2014,
(2)    September 26, 2014,
(3)    September 26, 2015, and
(4)    September 26, 2016.
(b)    For a Participant who is designated by the Committee under Section 2.1(b), the Retention Bonus shall be paid in three (3) equal installments on the following Payment Dates.
(1)    September 26, 2014,
(2)    September 26, 2015, and
(3)    September 26, 2016.
4.2    Effect of Termination of Employment.
(a)    If a Participant voluntarily terminates his employment with the Company or an Affiliate or is involuntarily Terminated for Cause by the Company or an Affiliate, the Participant shall forfeit the right to receive any portion of the Retention Bonus that would otherwise be paid on a Payment Date after the Participant’s termination of employment.

(b)    If a Participant voluntarily terminates with Good Reason, is involuntarily terminated by the Company or an Affiliate other than a Termination for Cause, dies or incurs a Disability before the last Payment Date, the remaining unpaid installments of the Retention Bonus will be paid in a single lump sum to the Participant or his Beneficiary within sixty (60) days after the event.
4.3    Payment Timing.
Payment of the Retention Bonus shall be made with the next scheduled payroll for the Participant following a Payment Date.
4.4    Withholding.
There shall be deducted from each payment made under the Plan all taxes which are required to be withheld by the Company in respect to such payment. The Company shall have the right to reduce any payment by the amount of these taxes.

ARTICLE V
ADMINISTRATION
5.1    Committee.
The Committee shall consist of the Chief Executive Officer of the Company and an individual appointed by the Parent.
5.2    Plan Administrator.
The Chief Executive Officer of the Company shall appoint one or more Company employees to be the Plan Administrator and may change the appointment from time to time in his discretion.
5.3    Committee Action.
The Committee shall act at meetings by affirmative vote of a majority of the members of the Committee. Any action permitted to be taken at a meeting may be taken without a meeting if, prior to such action, a written consent to the action is signed by all members of the Committee and such written consent is filed with the minutes of the proceedings of the Committee. A member of the Committee shall not vote or act upon any matter which relates solely to himself or herself as a Participant. The Chairman or any other member or members of the Committee designated by the Chairman may execute any certificate or other written direction on behalf of the Committee.

5.4    Powers and Duties of the Committee.
The Committee, on behalf of the Participants and their Beneficiaries, shall enforce the Plan in accordance with its terms and shall have all powers necessary to accomplish its purposes. The Committee shall have full discretion to construe and interpret the terms and provisions of this Plan, which interpretations or construction shall be final and binding on all parties, including but not limited to the Company and any Participant or Beneficiary. The Committee shall construe and interpret such terms and provisions in a uniform and nondiscriminatory manner and in full accordance with any and all laws applicable to the Plan.
5.5    Powers and Duties of the Plan Administrator.
The Plan Administrator shall be charged with the general administration of the Plan, and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:
(a)    To compute and certify to the amount and kind of benefits payable to Participants and their Beneficiaries;
(b)    To maintain all records that may be necessary for the administration of the Plan;
(c)    To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by law;
(d)    To make and publish such rules for the regulation of the Plan and procedures for the administration of the Plan as are not inconsistent with the terms hereof;
(e)    To appoint agents, and to delegate to them such powers and duties in connection with the administration of the Plan as the Plan Administrator may from time to time prescribe; and
(f)    To take all actions necessary for the administration of the Plan.
5.6    Information.
To enable the Committee and the Plan Administrator to perform their functions, the Company shall supply full and timely information to the Committee and the Plan Administrator on all matters relevant to the Plan relating to Participants, their death or other events which cause termination of their participation in this Plan, and such other pertinent facts as the Committee and the Plan Administrator may require.

5.7    Compensation, Expenses and Indemnity.
(a)    The members of the Committee and the Plan Administrator shall serve without compensation for their services hereunder.
(b)    The Committee is authorized at the expense of the Company to employ such legal counsel as it may deem advisable to assist in the performance of its duties hereunder. Expenses and fees in connection with the administration of the Plan shall be paid by the Company.
(c)    To the extent permitted by applicable state law, the Company shall indemnify and save harmless the Committee and each member thereof, the Plan Administrator and each member thereof, the Board of Directors and any delegate of the Committee or the Plan Administrator who is an employee of the Company against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to the Plan, other than expenses and liabilities arising out of willful misconduct. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement or otherwise, as such indemnities are permitted under state law.
5.8    Disputes.
(a)    Claim.
A person who believes that he or she is being denied a benefit to which he or she is entitled under this Plan (hereinafter referred to as “Claimant”) must file a written request for such benefit with the Committee, setting forth his or her claim. The request must be addressed to the Plan Administrator at the Company’s principal place of business.
(b)    Claim Decision.
Upon receipt of a claim, the Committee shall advise the Claimant that a reply will be forthcoming within ninety (90) days and shall, in fact, deliver such reply within such period. The Committee may, however, extend the reply period for an additional ninety (90) days for special circumstances.
If the claim is denied in whole or in part, the Committee shall inform the Claimant in writing, using language calculated to be understood by the Claimant, setting forth: (A) the specified reason or reasons for such denial; (B) the specific reference to pertinent provisions of this Plan on which such denial is based; (C) a description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation of why such material or such information is necessary; (D) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and (E) the time limits for requesting a review under subsection (c).

(c)    Request For Review.
Within sixty (60) days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Board of Directors review the determination of the Committee. Such request must be addressed to the Secretary of the Company, at its then‑principal place of business. The Claimant or his or her duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Board of Directors. If the Claimant does not request a review within such sixty‑(60) day period, he or she shall be barred and estopped from challenging the Company’s determination.
(d)    Review of Decision.
Within sixty (60) days after the Board of Directors’ receipt of a request for review, after considering all materials presented by the Claimant, the Board of Directors will inform the Participant in writing, in a manner calculated to be understood by the Claimant, the decision setting forth the specific reasons for the decision containing specific references to the pertinent provisions of this Plan on which the decision is based. If special circumstances require that the sixty (60) day time period be extended, the Board of Directors will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.

ARTICLE VI
MISCELLANEOUS
6.1    Unsecured General Creditor.
Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Company. No assets of the Company shall be held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan. Any and all of the Company’s assets shall be, and remain, the general unpledged, unrestricted assets of the Company. The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors. It is the intention of the Company that this Plan be unfunded for purposes of the Code and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended.
6.2    Restriction Against Assignment.
The Company shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or corporation. No part of a Participant’s Retention Bonus shall be liable for the debts, contracts, or engagements of any Participant, his or her Beneficiary, or successors in interest, nor shall a Participant’s Retention Bonus be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, sell, transfer, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, commute, assign, pledge, encumber or charge any distribution or payment from the Plan, voluntarily or involuntarily, the Plan Administrator, in its discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such manner as the Committee shall direct.
6.3    Amendment, Modification, Suspension or Termination.
The Plan may be amended by the Board of Directors, provided that the Plan may not be amended if such amendment would in any manner be adverse to the interests of any Participant, except that, notwithstanding the foregoing, the Plan may be amended at any time and in any manner necessary to comply with applicable law, including, but not limited to Code Section 409A.
6.4    Governing Law.
This Plan shall be construed, governed and administered in accordance with the laws of the Commonwealth of Virginia.
6.5    Receipt or Release.
Any payment to a Participant, the Participant’s Beneficiary or otherwise in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Committee and the Company. The Plan Administrator may require a Participant or Beneficiary, as a condition precedent to a payment, to execute a receipt and release.
6.6    Payments on Behalf of Persons Under Incapacity.
In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Plan Administrator, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Plan Administrator may direct that the payment be made to any person found by the Plan Administrator, in its sole judgment, to have assumed the care of the person. Any payment made pursuant to the determination shall constitute a full release and discharge of the Plan, the Plan Administrator and the Company.
6.7    Limitation of Rights and Employment Relationship.
Neither the establishment of the Plan nor any modification thereof, nor the creating of any fund or account, nor the payment of any benefits shall be construed as giving to any Participant or other person any legal or equitable right against the Company except as provided in the Plan; and in no event shall the terms of employment of any employee or Participant be modified or in any way be affected by the provisions of the Plan. Nothing contained in this Plan shall be construed to be an employment contract between a Participant and the Company.
6.8    No Setoff.
Payment of a Retention Bonus shall be in addition to any other amounts otherwise payable to the Participant, including any severance or other payments under the Severance Plan. No payments or benefits payable to or with respect to the Participant pursuant to this Plan shall be reduced by any amount the Participant may owe to the Company, or by any amount the Participant may earn or receive from employment with another employer or from any other source.
6.9    Section 409A.
The payments provided under this Plan are intended to be exempt from Code Section 409A because the payments only provide a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) (or any successor or replacement section thereto). The Plan shall be administered in a manner consistent with such intent.
6.10    Limitation on Benefits.
If any payment of a Retention Bonus received or to be received by a Participant would be (in whole or part) subject to the excise tax imposed by Section 4999 of the Code, or any successor provision thereto, or any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the “Excise Tax”), then, any payment due to the Participant under the Severance Plan shall first be reduced, and then the payments provided under this Plan shall be reduced in chronological order to the extent necessary to make such payments and benefits not subject to such Excise Tax, but only if such reduction results in a higher after-tax payment to the Participant after taking into account the Excise Tax and any additional taxes the Participant would pay if such payments and benefits were not reduced.

6.11    Headings.
Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

IN WITNESS WHEREOF, the Company has caused this Smithfield Foods, Inc. Retention Bonus Plan to be executed by its duly authorized representative on this 26th day of September, 2013.
SMITHFIELD FOODS, INC.

By     /s/ Michael H. Cole______________
Name: Michael H. Cole
Title: Vice President and Chief Legal          Officer